Exhibit 99.1

CytomX Announces Second Quarter 2016 Financial Results

SOUTH SAN FRANCISCO, Calif., August 3, 2016 (GLOBE NEWSWIRE) -- CytomX Therapeutics, Inc. (Nasdaq:CTMX), a biopharmaceutical company developing investigational Probody™ therapeutics for the treatment of cancer, today reported second quarter 2016 financial results.

“We achieved all targeted milestones in our pipeline this quarter as we continue to execute and drive our lead, wholly-owned programs towards the clinic,” said Sean McCarthy, D.Phil., president and chief executive officer of CytomX Therapeutics.  “With our transformational Probody technology platform, CytomX intends to unlock the full potential of antibody therapeutics by bringing new and differentiated treatment options to cancer patients.”

As of June 30, 2016, CytomX had cash and cash equivalents and investments of $195.8 million. The Company continues to expect full year net cash utilization of $20.0 to $25.0 million in 2016. Based upon its current operating plan, the Company expects its existing capital resources will be sufficient to fund operations through 2018.

Business Highlights and Recent Developments

CX-072 (PD-L1 Probody) Program

•	The CX-072 IND remains on track to be filed in the second half of 2016, with an initial set of study sites expected to open by year-end to support initiation of patient enrollment.
•

Preclinical development activities to support clinical trial initiation are complete, including pre-IND interactions with FDA, execution of GLP toxicology studies and large-scale GMP manufacturing of clinical material.

•

As CytomX evolves from a research-stage to a clinical-stage organization, the Company is launching a first-of-its-kind clinical trial program that enables study sites and physicians to access CytomX’s wholly-owned Probody therapeutics under one international umbrella program called PROCLAIM (Probody Clinical Assessment In Man).

•

The first module within the PROCLAIM program is the open-label, dose-finding Phase 1/2 study evaluating CX-072 as monotherapy and in combination with Yervoy® (ipilimumab) or Zelboraf® (vemurafenib) in anti-PD-(L)1 inhibitor naïve patients with certain cancers.

•	To realize the vision of establishing CX-072 as the PD-(L)1 combination therapy of choice, CytomX aims to achieve three goals as part of the PROCLAIM-072 clinical trial:
o	Safety: Demonstrate that CX-072 is well tolerated in patients, and potentially improves safety, particularly in the combination setting.
o	Anti-cancer activity: Demonstrate initial evidence of CX-072’s anti-cancer activity as monotherapy and in combination.
o	Translational program and Probody platform proof-of-concept: Explore mechanistic aspects of Probody activity in patients as observed in preclinical studies.
•	Clinical data is expected to begin to emerge in the second half of 2017 and throughout 2018.

CX-2009 (CD166 Probody Drug Conjugate) Program

•	Plans remain on track for filing an IND for CX-2009, a first-in-class Probody drug conjugate targeting the highly expressed tumor antigen, CD166, in the first half of 2017.
•	Completed preclinical activities include pre-IND interactions with FDA, execution of a large-scale GMP manufacturing run for clinical material and initiation of GLP toxicology studies.
•	Clinical data is expected to begin to emerge in the second half of 2017 and throughout 2018.

Other Pipeline Updates

•

The PD-pathway is one of the most important checkpoint pathways responsible for mediating tumor-induced immune suppression, and PD-(L)1 inhibitors are becoming the cornerstone of combination therapy for many types of cancer.

•	CX-072 targets tumor-expressed PD-L1. The Company has previously demonstrated that a Probody targeting T-cell PD-1 can also elicit potent anti-tumor activity.
•	To that end, CytomX expects to nominate a lead candidate for its PD-1 Probody therapeutic in 2016, and will advance the program towards the clinic.

Partnerships

•

CytomX’s strategy of forming collaborations with major pharmaceutical companies including AbbVie, Bristol-Myers Squibb and Pfizer, continues to validate the potential of the Probody platform to transform antibody therapeutics in cancer.

•	CytomX continues to make progress with its partners to advance Probody therapeutics and believes that there is robust potential for additional IND filings with partnered programs in 2017 and 2018.
•	Given the breadth of potential applications of the Probody platform, the Company continues to engage prospective partners regarding additional collaboration opportunities.

Second Quarter Financial Results

Cash, cash equivalents and investments totaled $195.8 million as of June 30, 2016, compared to $186.7 million as of December 31, 2015. The increase reflects a $30.0 million upfront payment received from AbbVie in connection with the collaboration agreements entered in April 2016, a $10.0 million milestone payment received from Bristol-Myers Squibb in connection with its third target selection in January 2016, partially offset by cash used in operations.

Research and development expenses were $12.7 million for the second quarter of 2016, compared to $5.0 million for the second quarter of 2015. The increase was primarily attributable to $3.8 million in manufacturing costs for the Company’s CX-072 and CX-2009 programs in preparation for preclinical and clinical studies, $1.5 million in laboratory and professional services, $0.9 million in non-cash stock-based compensation due to higher stock valuation, $0.9 million in personnel-related expenses due to an increase in headcount and $0.5 million in royalty payments to a third party triggered by the upfront payment in connection with the AbbVie collaboration agreement. The Company expects the manufacturing costs for the two programs to decrease in the third quarter and the costs related to preparation for CX-072 clinical trials to increase.

General and administrative expenses were $4.6 million for the second quarter of 2016, compared to $2.6 million for the second quarter of 2015. The increase was predominantly due to $0.9 million in non-cash stock based compensation due to higher stock valuation, $0.8 million in personnel-related expenses due to an increase in headcount and $0.4 million in additional consulting and professional service expenses associated with operating as a public company.

About CytomX Therapeutics

CytomX is an oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody technology platform. The company uses the platform to create proprietary cancer immunotherapies against clinically-validated targets, as well as to develop first-in-class investigational cancer therapeutics against novel targets. CytomX believes that its Probody platform has the potential to improve the combined efficacy and safety profile of monoclonal antibody modalities, including cancer immunotherapies, antibody drug conjugates and T-cell-recruiting bispecific antibodies. Probody therapeutics are designed to take advantage of unique conditions in the tumor microenvironment to enhance the tumor-targeting features of an antibody and reduce drug activity in healthy tissues. The company’s investigational Probody therapeutics address clinically-validated cancer targets in immuno-oncology, such as PD-L1, against which the clinical candidate CX-072 is directed, as well as novel targets, such as CD-166, that are difficult to drug without causing damage to healthy tissues. In addition to its proprietary programs, CytomX is collaborating with strategic partners including AbbVie, Bristol-Myers Squibb Company, Pfizer Inc., MD Anderson Cancer Center, and ImmunoGen, Inc. For more information, visit www.cytomx.com.

Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements. Our Probody platform is in preclinical development, and the process by which a preclinical technology could potentially lead to an approved product is long and subject to significant risks and uncertainties. Projected net cash utilization and capital resources are subject to substantial risk of variance based on a wide variety of factors that can be difficult to predict.  Applicable risks and uncertainties include those relating to our preclinical research and development and other risks identified under the heading "Risk Factors" included in our filings with the SEC. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Corporate Communications Contact:

Canale Communications

Ian Stone

ian@canalecomm.com

619-849-5388

Investor Contact:

Trout Group

Pete Rahmer

prahmer@troutgroup.com

646-378-2973

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenues	$2,539	$1,557	$4,322	$2,952
Revenues from related parties	555	486	995	833
Total revenues	3,094	2,043	5,317	3,785
Operating expenses:
Research and development	12,705	5,033	26,070	9,697
General and administrative	4,647	2,552	9,687	4,498
Total operating expenses	17,352	7,585	35,757	14,195
Loss from operations	(14,258)	(5,542)	(30,440)	(10,410)
Interest income	660	329	1,150	467
Interest expense	(465)	(408)	(818)	(638)
Other income (expense), net	(110)	(180)	(91)	(1,431)
Loss before provision for income taxes	(14,173)	(5,801)	(30,199)	(12,012)
Provision for income taxes	3	5	6	5
Net loss	(14,176)	(5,806)	(30,205)	(12,017)
Accretion to redemption value and cumulative dividends on preferred stock	—	(1,757)	—	(3,189)
Net loss attributable to common stockholders	$(14,176)	$(7,563)	$(30,205)	$(15,206)
Net loss per share attributable to common stockholders, basic and diluted	$(0.39)	$(7.56)	$(0.84)	$(15.22)
Shares used to compute net loss per share attributable to common stockholders, basic and diluted	36,113,363	1,001,010	36,088,393	998,793

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	June 30,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$62,379	$59,822
Short-term investments	133,418	126,889
Accounts receivable	285	372
Related party accounts receivable	113	372
Prepaid expenses and other current assets	3,411	2,299
Total current assets	199,606	189,754
Property and equipment, net	3,370	3,481
Intangible assets	1,750	1,750
Goodwill	949	949
Restricted cash	917	917
Other assets	268	364
Total assets	$206,860	$197,215
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,426	$4,697
Accrued liabilities	7,313	4,912
Deferred revenues, current portion	13,485	6,130
Total current liabilities	22,224	15,739
Deferred revenue, net of current portion	82,783	54,703
Deferred tax liability	513	507
Other long-term liabilities	153	198
Total liabilities	105,673	71,147
Commitments and contingencies (Note 11)
Preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at June 30, 2016 and December 31, 2015.	—	—
Common stock, $0.00001 par value; 75,000,000 shares authorized; 36,187,345 and 36,033,209 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	1	1
Stockholders notes receivable	—	(78)
Additional paid-in capital	248,777	243,687
Accumulated other comprehensive income / (loss)	80	(76)
Accumulated deficit	(147,671)	(117,466)
Total stockholders' equity	101,187	126,068
Total liabilities and stockholders' equity	$206,860	$197,215